     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
    (713) 358-6430

CARRIZO OIL & GAS ANNOUNCES SECOND QUARTER RESULTS

HOUSTON, August 6, 2018 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the second quarter of 2018 and provided an operational update, which includes the following highlights:

•	Total production of 57,077 Boe/d, 12% above the second quarter of 2017 and above the high-end of the Company’s guidance range

•	Crude oil production of 37,860 Bbls/d, 13% above the second quarter of 2017 and 11% above the first quarter of 2018

•	Net income attributable to common shareholders of $30.1 million, or $0.36 per diluted share, and Net cash provided by operating activities of $137.1 million

•	Adjusted net income attributable to common shareholders of $66.6 million, or $0.79 per diluted share, and Adjusted EBITDA of $178.9 million

•	Multiple Delaware Basin Wolfcamp A wells that achieved crude oil production rates of more than 1,000 Bbls/d on restricted chokes

•	Signed a deal with a major crude purchaser that provides 100% flow assurance for Delaware Basin crude oil production through mid-2020 with no minimum volume commitments

•	Shifting capital to the Eagle Ford Shale from the Delaware Basin in order to capitalize on the superior margins and rates of return being generated

Carrizo reported second quarter of 2018 net income attributable to common shareholders of $30.1 million, or $0.37 and $0.36 per basic and diluted share, respectively, compared to net income attributable to common shareholders of $56.3 million, or $0.86 and $0.85 per basic and diluted share, respectively in the second quarter of 2017. The net income attributable to common shareholders for the second quarter of 2018 and the second quarter of 2017 include certain items typically excluded from published estimates by the investment community. Adjusted net income attributable to common shareholders, which excludes the impact of these items as described in the non-GAAP reconciliation tables included below, for the second quarter of 2018 was $66.6 million, or $0.79 per diluted share, compared to $20.0 million, or $0.30 per diluted share, in the second quarter of 2017.

For the second quarter of 2018, Adjusted EBITDA was $178.9 million. Adjusted EBITDA and the reconciliation to net income attributable to common shareholders are presented in the non-GAAP reconciliation tables included below.

Production volumes during the second quarter of 2018 were 5,193 MBoe, or 57,077 Boe/d, an increase of 12% versus the second quarter of 2017. The year-over-year comparison is impacted by a significant amount of acquisition and divestiture (A&D) activity, including the acquisition of properties in the Delaware Basin and the divestiture of the Company’s Appalachia, DJ Basin, and downdip Eagle Ford Shale assets. Pro forma for this A&D activity, the Company’s production increased by more than 30% versus the second quarter of 2017, driven by development in the Eagle Ford Shale and Delaware Basin. Crude oil production during the second quarter of 2018 averaged 37,860 Bbls/d, an increase of 13% versus the second quarter of 2017; natural gas and NGL production were 59,029 Mcf/d and 9,379 Bbls/d, respectively, during the second quarter of 2018. Second quarter of 2018 production exceeded the high end of the Company’s guidance range of 53,800-54,800 Boe/d.

Drilling, completion, and infrastructure capital expenditures for the second quarter of 2018 were $218.0 million. Nearly 55% of the second quarter drilling, completion, and infrastructure spending was in the Delaware Basin, with the balance in the Eagle Ford Shale. Land and seismic expenditures during the quarter were $6.1 million, and were primarily focused in the Delaware Basin.

In early July, Carrizo closed on the divestiture of non-operated assets in its Ford West area of the Delaware Basin. The divested assets included approximately 1,700 net acres and had associated net production during the second quarter of 2018 of approximately 820 Boe/d (34% oil, 62% liquids).

Given the relative outlook for crude oil prices in the Eagle Ford Shale and Delaware Basin over the next 18 months, Carrizo has elected to shift capital to the Eagle Ford Shale in order to take advantage of the superior returns offered from the play in the current environment. At the end of the first quarter, Carrizo was running four rigs in the Delaware Basin and two rigs in the Eagle Ford Shale. The Company moved one of its rigs to the Eagle Ford Shale during the second quarter and recently added a fourth rig to the play. For the balance of the year, Carrizo currently plans to run an average of six rigs, with four located in the Eagle Ford Shale and two located in the Delaware Basin, and two to three completion crews. Given the faster cycle times in the Eagle Ford Shale, as well as the Company’s decision to maintain a six-rig program for the remainder of the year, Carrizo now expects to drill 123-132 gross (112-121 net) operated wells and complete 108-117 gross (93-102 net) operated wells during the year. This compares to the Company’s estimate of 93-103 gross (82-91 net) operated wells drilled and 113-123 gross (96-105 net) operated wells completed under the prior plan. As a result of the increased drilling activity, Carrizo is increasing its 2018 drilling, completion, and infrastructure capital expenditure guidance to $800-$825 million from $750-$800 million.

Despite the impact of the Company’s non-operated divestiture as well as its expectation of an accelerated payout at the Brown Trust multipad as described below, Carrizo is maintaining the upper end of its 2018 production guidance range and tightening it to 58,700-60,100 Boe/d from 58,500-60,100 Boe/d. Crude oil is still expected to account for 65%-67% of the Company’s production for the year, while total liquids are expected to account for 81%-84%. This equates to annual production growth of more than 10% using the midpoint of the range. Pro forma for the Company’s A&D activity, 2018 guidance equates to year-over-year production growth of more than 30%, with crude oil production growth of more than 20%. For the third quarter of the year, Carrizo expects production to be 62,000-63,000 Boe/d; crude oil is expected to account for 65% of production, while total liquids are expected to account for 82%. A full summary of Carrizo’s guidance is provided in the attached tables.

Based on the Company’s expectation that additional pipeline capacity out of the Permian Basin will be operational in late 2019, resulting in a more normalized spread between local oil prices in the Eagle Ford Shale and Permian Basin, Carrizo currently expects to begin shifting activity back to the Delaware Basin in the second half of 2019. Carrizo maintains a significant amount of flexibility to shift capital between its plays in 2019; thus, should the announced pipelines be delayed causing local Permian Basin oil prices to remain weak, the Company has the flexibility and inventory depth to keep its activity weighted to the Eagle Ford Shale.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “The second quarter was another outstanding operational and financial quarter for the Company as we delivered production 4% above the high end of our guidance range, operating expenses 3% below the low end of our guidance range, and expanded our EBITDA margin by 17% from the first quarter to $34/Boe. During the quarter, we also successfully executed our initial capital shift from the Delaware Basin to the Eagle Ford Shale, where our margins benefit from premium Gulf Coast pricing.

“The current environment highlights the advantages of having complementary acreage positions in the Eagle Ford Shale and Delaware Basin. While we had previously taken steps to protect our Delaware Basin margins, such as placing basis hedges on a large percentage of our expected 2018 oil production at a $0.10 differential to NYMEX, we were able to quickly shift capital to the Eagle Ford Shale once it appeared that Permian Basin differentials were deteriorating sooner and to a greater degree than we had previously expected. This pivot allows us to avoid aggressively developing our valuable Delaware Basin inventory during a period of weak local market prices while at the same time enhancing our overall financial metrics as returns in the Eagle Ford Shale are significantly higher than returns in the Delaware Basin based on current strip prices.

“While our new plan should result in higher EBITDA during 2018, the bigger benefit should be realized in 2019. Our new plan allows us to build our inventory of drilled, uncompleted wells in the Eagle Ford Shale up to more than 40 by year-end, setting us up for strong growth from the play in 2019. We currently expect the Eagle Ford Shale to be the primary driver of our production growth next year. And with the higher margins that are expected to be generated by Eagle Ford Shale production based on current strip prices, we believe our new plan should result in more than $100 million of incremental EBITDA through the end of 2019. This should accelerate our leverage reduction as well as enhance our ROCE.

“Our decision to shift capital out of the Delaware Basin is entirely a returns-focused, economical decision given weak regional pricing. We continue to be very pleased with the results from our Delaware Basin position and are in an excellent position from a midstream standpoint. We recently executed a deal with a major crude purchaser that provides us with flow assurance for 100% of our oil production through mid-2020 while not subjecting us to any minimum volume commitments. Our wells continue to deliver strong results, as we brought online multiple Wolfcamp A wells during the quarter that achieved crude oil production rates of more than 1,000 Bbls/d on restricted chokes.”

Operational Update

In the Eagle Ford Shale, where the Company holds approximately 77,300 net acres, Carrizo drilled 19 gross (18 net) operated wells during the second quarter and completed 18 gross (16 net) operated wells. Production from the play was more than 37,000 Boe/d, up 4% versus the prior quarter as production from new wells, including the Brown Trust multipad, more than offset the impact of the downdip asset sale during the prior quarter. Crude oil production during the second quarter was nearly 29,200 Bbls/d, accounting for 79% of the Company’s production from the play. At the end of the quarter, Carrizo had 15 gross (14 net) operated Eagle Ford Shale wells waiting on completion. Carrizo currently expects to drill 95-100 gross (90-95 net) operated wells and complete 85-90 gross (75-80 net) operated wells in the play during 2018.

Production from the Company’s first large-scale multipad project in the Eagle Ford Shale, located in its Brown Trust project area, continues to be strong. Production from the multipad has now been online for more than 120 days, and continues to produce more than 14,000 Boe/d (88% oil) on restricted chokes. The multipad consists of 16 wells on three pads, with an average lateral length of approximately 9,100 ft. and frac stage spacing of 150-180 ft. Given the strong performance from this project, as well as higher-than-expected commodity prices, the multipad is now expected to pay out during the second half of 2018 versus the Company’s prior expectation of early 2019. Upon payout, Carrizo’s average working interest in the wells will decline to 54% from 79%. The expected impact of this is a reduction to the Company’s full-year 2018 production of more than 200 Boe/d.

In the Delaware Basin, where it holds approximately 36,300 net acres, Carrizo drilled 9 gross (8 net) operated wells during the second quarter and completed 12 gross (9 net) operated wells. Production from the play was approximately 19,800 Boe/d for the quarter, up 30% versus the prior quarter. Crude oil production during the second quarter was approximately 8,500 Bbls/d, accounting for 43% of the Company’s production from the play. At the end of the quarter, Carrizo had 10 gross (9 net) operated Delaware Basin wells waiting on completion. Carrizo currently expects to drill 28-32 gross (22-26 net) operated wells and complete 23-27 gross (18-22 net) operated wells in the play during 2018.

During the second quarter, Carrizo’s completion activity was weighted towards wells drilled in the Wolfcamp A, with multiple wells achieving crude oil production rates of more than 1,000 Bbls/d on restricted chokes. Wolfcamp A highlights from the Company’s primary Phantom area block include the following:

•	the Dorothy Unit 38 11H achieved a peak 30-day rate of more than 2,200 Boe/d (50% oil, 76% liquids) from an approximate 11,000-ft. lateral

•	the Woodson 36 Allocation A 11H achieved a peak 30-day rate of more than 2,400 Boe/d (49% oil, 75% liquids) from an approximate 9,800-ft. lateral

•	three Zeman wells which have thus far achieved an average peak 30-day rate of more than 2,050 Boe/d (45% oil, 73% liquids) from an average lateral of approximately 7,600 ft.

Two of the wells the Company drilled this quarter, the Zeman 40 Allocation C 11H and Dorothy 11H, were vertical stack tests of Wolfcamp A over existing Lower Wolfcamp B. The Zeman 11H was drilled over an existing Lower Wolfcamp B well that had been online for approximately 13 months. The vertical separation between the wells was approximately 460 ft. The Dorothy 11H was drilled over an existing Lower Wolfcamp B well that had been online for approximately eight months. The vertical separation between the wells was approximately 445 ft. Carrizo is very encouraged by the early results of these tests.

Carrizo also recently brought a very encouraging Wolfcamp A well online in its northeastern Phantom area acreage in Ward County. The SRO 551 Allocation A 100H began production in July, and while it has yet to achieve a peak 30-day rate, production has recently been more than 2,400 Boe/d (41% oil, 71% liquids) on a restricted choke from an approximate 7,400-ft. lateral. Carrizo’s estimate of net de-risked drilling locations does not currently include many locations on this acreage position.

The Company has continued to enhance its portfolio of midstream contracts. Carrizo recently executed a deal with a major crude purchaser that provides it with flow assurance on 100% of its Delaware Basin crude oil production at a Midland-based price. The term of the contract is from September 2018 through July 2020, providing the Company with additional flow protection until new pipelines come online. Importantly, the agreement does not contain any minimum volume commitments, allowing Carrizo to maintain the flexibility to allocate capital between its plays in order to maximize its returns. For its natural gas production, Carrizo has continued to work with its third-party gas purchaser to increase firm capacity to WAHA and other points out of the basin. Carrizo and its third-party purchaser have currently executed contracts that have expanded firm takeaway to 60-65 MMcf/d from November 2018 through October 2019 and to 40-45 MMcf/d from November 2019 through March 2020. As the Company’s third-party gathering solution connects to multiple outlets that provide access to Mexico, the West Coast, or the Gulf Coast, Carrizo remains confident that it will be able to market its gas production.

Hedging Activity

Carrizo currently has hedges in place for approximately 70% of estimated crude oil production for the remainder of 2018 (based on the midpoint of guidance); the Company’s 2018 crude oil hedge portfolio includes both swaps and three-way collars. For 2019, the Company has three-way collars covering 15,000 Bbls/d. Additionally, Carrizo has swap contracts in place for more than 45% and 35% of its estimated NGL and natural gas production, respectively, for the remainder of 2018.

In order to further manage its commodity price exposure, Carrizo has also put various basis hedges in place. For the balance of the year, Carrizo has basis swaps locking in a $0.10/Bbl Midland-Cushing differential on 6,000 Bbls/d. The Company also has basis swaps locking in a $5.11/Bbl LLS-Cushing premium on 18,000 Bbls/d over the same period.

Please refer to the attached tables for full details of the Company’s commodity derivative contracts.

Conference Call Details

The Company will hold a conference call to discuss 2018 second quarter financial results on Tuesday, August 7, 2018 at 10:00 AM Central Daylight Time. To participate in the call, please dial (800) 732-5617 (U.S. & Canada) or +1 (212) 231-2905 (Intl.) ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, August 14, 2018 at 12:00 PM Central Daylight Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl.). The reservation number for the replay is 21892918 for U.S., Canadian, and International callers.

A simultaneous webcast of the call may be accessed over the internet by visiting the Carrizo website at http://www.carrizo.com, clicking on “Upcoming Events”, and then clicking on the “Second Quarter 2018 Earnings Call” link. To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 7 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas and the Permian Basin in West Texas.
Statements in this release that are not historical facts, including but not limited to those related to capital requirements, effect of pivot to Eagle Ford, expectations or projections for the remainder of 2018 and 2019, free cash flow positive program, improving ROCE, capital expenditure, infrastructure program, guidance, rig program, production, average well returns, the estimated production results and financial performance, effects of transactions, targeted ratios and other metrics, timing, levels of and potential production, expectations regarding growth, oil and gas prices, drilling and completion activities, drilling inventory, including timing thereof, well costs, break-even prices, production mix, development plans, hedging activity, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, Delaware Basin constraints, estimated recoveries, pricing and other factors affecting average well returns, results of wells and testing, failure of actual production to meet expectations, results of infrastructure program, failure to reach significant growth, performance of rig operators, spacing test results, availability of gathering systems, pipeline and other transportation issues, costs and availability of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers or sellers of properties, risks and effects of acquisitions and dispositions, market and other conditions, risks regarding financing, capital needs, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2017 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.
(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	June 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$2,099	$9,540
Accounts receivable, net	111,100	107,441
Derivative assets	10,928	—
Other current assets	8,378	5,897
Total current assets	132,505	122,878
Property and equipment
Oil and gas properties, full cost method
Proved properties, net	1,959,951	1,965,347
Unproved properties, not being amortized	597,892	660,287
Other property and equipment, net	10,582	10,176
Total property and equipment, net	2,568,425	2,635,810
Other assets	20,909	19,616
Total Assets	$2,721,839	$2,778,304

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$113,651	$74,558
Revenues and royalties payable	53,280	52,154
Accrued capital expenditures	117,934	119,452
Accrued interest	21,126	28,362
Derivative liabilities	145,520	57,121
Other current liabilities	52,020	41,175
Total current liabilities	503,531	372,822
Long-term debt	1,502,307	1,629,209
Asset retirement obligations	16,305	23,497
Derivative liabilities	87,933	112,332
Deferred income taxes	4,164	3,635
Other liabilities	8,273	51,650
Total liabilities	2,122,513	2,193,145
Commitments and contingencies
Preferred stock
Preferred stock, $0.01 par value, 10,000,000 shares authorized; 200,000 issued and outstanding as of June 30, 2018 and 250,000 issued and outstanding as of December 31, 2017	172,858	214,262
Shareholders’ equity
Common stock, $0.01 par value, 180,000,000 shares authorized; 82,107,544 issued and outstanding as of June 30, 2018 and 81,454,621 issued and outstanding as of December 31, 2017	821	815
Additional paid-in capital	1,918,820	1,926,056
Accumulated deficit	(1,493,173)	(1,555,974)
Total shareholders’ equity	426,468	370,897
Total Liabilities and Shareholders’ Equity	$2,721,839	$2,778,304

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues
Crude oil	$229,798	$142,806	$424,717	$270,898
Natural gas liquids	21,269	7,786	38,171	15,211
Natural gas	12,906	15,891	26,365	31,729
Total revenues	263,973	166,483	489,253	317,838

Costs and Expenses
Lease operating	35,151	36,048	74,424	65,893
Production taxes	12,487	7,143	23,062	13,351
Ad valorem taxes	3,640	1,073	5,613	4,040
Depreciation, depletion and amortization	72,430	59,072	136,897	113,454
General and administrative, net	18,265	11,596	45,557	33,299
(Gain) loss on derivatives, net	67,714	(26,065)	97,310	(51,381)
Interest expense, net	15,599	21,106	31,116	41,677
Loss on extinguishment of debt	—	—	8,676	—
Other expense, net	2,895	204	2,995	1,178
Total costs and expenses	228,181	110,177	425,650	221,511

Income Before Income Taxes	35,792	56,306	63,603	96,327
Income tax expense	(483)	—	(802)	—
Net Income	$35,309	$56,306	$62,801	$96,327
Dividends on preferred stock	(4,474)	—	(9,337)	—
Accretion on preferred stock	(740)	—	(1,493)	—
Loss on redemption of preferred stock	—	—	(7,133)	—
Net Income Attributable to Common Shareholders	$30,095	$56,306	$44,838	$96,327

Net Income Attributable to Common Shareholders Per Common Share
Basic	$0.37	$0.86	$0.55	$1.47
Diluted	$0.36	$0.85	$0.54	$1.46

Weighted Average Common Shares Outstanding
Basic	82,058	65,767	81,802	65,479
Diluted	83,853	65,908	83,240	65,866

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(In thousands, except share amounts)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance as of December 31, 2017	81,454,621	$815	$1,926,056	($1,555,974)	$370,897
Stock-based compensation expense	—	—	10,757	—	10,757
Issuance of common stock upon grants of restricted stock awards and vestings of restricted stock units and performance shares	652,923	6	(30)	—	(24)
Dividends on preferred stock	—	—	(9,337)	—	(9,337)
Accretion on preferred stock	—	—	(1,493)	—	(1,493)
Loss on redemption of preferred stock	—	—	(7,133)	—	(7,133)
Net income	—	—	—	62,801	62,801
Balance as of June 30, 2018	82,107,544	$821	$1,918,820	($1,493,173)	$426,468

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Cash Flows From Operating Activities
Net income	$35,309	$56,306	$62,801	$96,327
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion and amortization	72,430	59,072	136,897	113,454
(Gain) loss on derivatives, net	67,714	(26,065)	97,310	(51,381)
Cash (paid) received for derivative settlements, net	(24,083)	(261)	(38,448)	1,258
Loss on extinguishment of debt	—	—	8,676	—
Stock-based compensation expense, net	7,206	1,582	10,724	3,596
Deferred income taxes	336	—	529	—
Non-cash interest expense, net	600	983	1,262	2,074
Other, net	6,664	1,147	3,975	2,767
Changes in components of working capital and other assets and liabilities-
Accounts receivable	(8,301)	(5,345)	2,437	(8,094)
Accounts payable	(11,648)	7,825	3,878	14,486
Accrued liabilities	(8,566)	7,804	(12,883)	5,650
Other assets and liabilities, net	(513)	(301)	(1,286)	(982)
Net cash provided by operating activities	137,148	102,747	275,872	179,155
Cash Flows From Investing Activities
Capital expenditures	(195,954)	(166,876)	(430,639)	(290,625)
Acquisitions of oil and gas properties	—	(9,501)	—	(16,533)
Deposit for acquisition of oil and gas properties	—	(75,000)	—	(75,000)
Proceeds from divestitures of oil and gas properties, net	3,430	829	345,789	18,201
Other, net	(1,009)	(2,062)	(1,096)	(2,479)
Net cash used in investing activities	(193,533)	(252,610)	(85,946)	(366,436)
Cash Flows From Financing Activities
Redemptions of senior notes	(4,425)	—	(330,435)	—
Redemption of preferred stock	—	—	(50,030)	—
Borrowings under credit agreement	432,596	638,593	1,126,856	919,097
Repayments of borrowings under credit agreement	(369,296)	(479,293)	(933,156)	(723,797)
Payments of debt issuance costs	(477)	(4,318)	(627)	(4,368)
Payment of commitment fee for issuance of preferred stock	—	(5,000)	—	(5,000)
Payments of dividends on preferred stock	(4,474)	—	(9,337)	—
Other, net	(325)	(282)	(638)	(617)
Net cash provided by (used in) financing activities	53,599	149,700	(197,367)	185,315
Net Decrease in Cash and Cash Equivalents	(2,786)	(163)	(7,441)	(1,966)
Cash and Cash Equivalents, Beginning of Period	4,885	2,391	9,540	4,194
Cash and Cash Equivalents, End of Period	$2,099	$2,228	$2,099	$2,228

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Net Income Attributable to Common Shareholders (GAAP) to Adjusted Net Income Attributable to Common Shareholders (Non-GAAP)

Adjusted net income attributable to common shareholders is a non-GAAP financial measure which excludes certain items that are included in net income attributable to common shareholders, the most directly comparable GAAP financial measure. Items excluded are those which the Company believes affect the comparability of operating results and are typically excluded from published estimates by the investment community, including items whose timing and/or amount cannot be reasonably estimated or are non-recurring.

Adjusted net income attributable to common shareholders is presented because management believes it provides useful additional information to investors for analysis of the Company’s fundamental business on a recurring basis. In addition, management believes that adjusted net income attributable to common shareholders is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.

Adjusted net income attributable to common shareholders should not be considered in isolation or as a substitute for net income attributable to common shareholders or any other measure of a company’s financial performance or profitability presented in accordance with GAAP. A reconciliation of the differences between net income attributable to common shareholders and adjusted net income attributable to common shareholders is presented below. Because adjusted net income attributable to common shareholders excludes some, but not all, items that affect net income attributable to common shareholders and may vary among companies, our calculation of adjusted net income attributable to common shareholders may not be comparable to similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In thousands, except per share amounts)
Net Income Attributable to Common Shareholders (GAAP)	$30,095	$56,306	$44,838	$96,327
Loss on redemption of preferred stock	—	—	7,133	—
Income tax expense	483	—	802	—
(Gain) loss on derivatives, net	67,714	(26,065)	97,310	(51,381)
Cash (paid) received for derivative settlements, net	(24,083)	(261)	(38,448)	1,258
Non-cash general and administrative, net	7,206	1,582	10,724	3,596
Loss on extinguishment of debt	—	—	8,676	—
Non-recurring and other expense, net	4,264	204	5,457	1,178
Adjusted income before income taxes	85,679	31,766	136,492	50,978
Adjusted income tax expense (1)	(19,106)	(11,722)	(30,438)	(18,811)
Adjusted Net Income Attributable to Common Shareholders (Non-GAAP)	$66,573	$20,044	$106,054	$32,167

Net Income Attributable to Common Shareholders Per Diluted Common Share (GAAP)	$0.36	$0.85	$0.54	$1.46
Loss on redemption of preferred stock	—	—	0.09	—
Income tax expense	0.01	—	0.01	—
(Gain) loss on derivatives, net	0.81	(0.40)	1.17	(0.78)
Cash (paid) received for derivative settlements, net	(0.29)	—	(0.46)	0.02
Non-cash general and administrative, net	0.08	0.03	0.13	0.05
Loss on extinguishment of debt	—	—	0.10	—
Non-recurring and other expense, net	0.05	—	0.06	0.02
Adjusted income before income taxes	1.02	0.48	1.64	0.77
Adjusted income tax expense	(0.23)	(0.18)	(0.37)	(0.28)
Adjusted Net Income Attributable to Common Shareholders Per Diluted Common Share (Non-GAAP)	$0.79	$0.30	$1.27	$0.49

Diluted Weighted Average Shares Outstanding	83,853	65,908	83,240	65,866

(1)
Adjusted income tax expense is calculated by applying the Company’s estimated annual effective income tax rates applicable to the adjusted income before income taxes, which were 22.3% and 36.9% for the three months ended June 30, 2018 and 2017, respectively, as well as for the six months ended June 30, 2018 and 2017, respectively.

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Net Income Attributable to Common Shareholders (GAAP) to Adjusted EBITDA (Non-GAAP) to Net Cash Provided by Operating Activities (GAAP)

Adjusted EBITDA is a non-GAAP financial measure which excludes certain items that are included in net income attributable to common shareholders, the most directly comparable GAAP financial measure. Items excluded are interest, income taxes, depreciation, depletion and amortization, impairments, dividends and accretion on preferred stock and items that the Company believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring.

Adjusted EBITDA is presented because management believes it provides useful additional information to investors and analysts, for analysis of the Company’s financial and operating performance on a recurring basis and the Company’s ability to internally generate funds for exploration and development, and to service debt. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income attributable to common shareholders, net cash provided by operating activities, or any other measure of a company’s profitability or liquidity presented in accordance with GAAP. A reconciliation of net income attributable to common shareholders to adjusted EBITDA to net cash provided by operating activities is presented below. Because adjusted EBITDA excludes some, but not all, items that affect net income attributable to common shareholders, our calculations of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Discretionary Cash Flows (Non-GAAP)

Discretionary cash flows are a non-GAAP financial measure which excludes certain items that are included in net cash provided by operating activities, the most directly comparable GAAP financial measure. Items excluded are changes in the components of working capital and other items that the Company believes affect the comparability of operating cash flows such as items that are non-recurring.
Discretionary cash flows are presented because management believes it provides useful additional information to investors for analysis of the Company’s ability to generate cash to fund exploration and development, and to service debt. In addition, management believes that discretionary cash flows is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Discretionary cash flows should not be considered in isolation or as a substitute for net cash provided by operating activities or any other measure of a company’s cash flows or liquidity presented in accordance with GAAP. A reconciliation of net cash provided by operating activities to discretionary cash flows is presented below. Because discretionary cash flows excludes some, but not all, items that affect net cash provided by operating activities and may vary among companies, our calculation of discretionary cash flows may not be comparable to similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In thousands, except per Boe amounts)
Net Income Attributable to Common Shareholders (GAAP)	$30,095	$56,306	$44,838	$96,327
Dividends on preferred stock	4,474	—	9,337	—
Accretion on preferred stock	740	—	1,493	—
Loss on redemption of preferred stock	—	—	7,133	—
Income tax expense	483	—	802	—
Depreciation, depletion and amortization	72,430	59,072	136,897	113,454
Interest expense, net	15,599	21,106	31,116	41,677
(Gain) loss on derivatives, net	67,714	(26,065)	97,310	(51,381)
Cash (paid) received for derivative settlements, net	(24,083)	(261)	(38,448)	1,258
Non-cash general and administrative, net	7,206	1,582	10,724	3,596
Loss on extinguishment of debt	—	—	8,676	—
Non-recurring and other expense, net	4,264	204	5,457	1,178
Adjusted EBITDA (Non-GAAP)	$178,922	$111,944	$315,335	$206,109
Cash interest expense, net	(14,998)	(20,123)	(29,853)	(39,603)
Dividends on preferred stock	(4,474)	—	(9,337)	—
Other cash and non-cash adjustments, net	218	943	956	1,589
Discretionary Cash Flows (Non-GAAP)	$159,668	$92,764	$277,101	$168,095
Changes in components of working capital and other	(22,520)	9,983	(1,229)	11,060
Net Cash Provided By Operating Activities (GAAP)	$137,148	$102,747	$275,872	$179,155

Adjusted EBITDA (Non-GAAP)	$178,922	$111,944	$315,335	$206,109
Total barrels of oil equivalent (MBoe)	5,193	4,643	9,807	8,816
Adjusted EBITDA Margin ($ per Boe) (Non-GAAP)	$34.45	$24.11	$32.15	$23.38

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND REALIZED PRICES
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Total production volumes -
Crude oil (MBbls)	3,445	3,060	6,517	5,656
NGLs (MBbls)	853	453	1,593	859
Natural gas (MMcf)	5,372	6,775	10,182	13,803
Total barrels of oil equivalent (MBoe)	5,193	4,643	9,807	8,816

Daily production volumes by product -
Crude oil (Bbls/d)	37,860	33,629	36,008	31,250
NGLs (Bbls/d)	9,379	4,982	8,800	4,746
Natural gas (Mcf/d)	59,029	74,451	56,252	76,260
Total barrels of oil equivalent (Boe/d)	57,077	51,019	54,183	48,706

Daily production volumes by region (Boe/d) -
Eagle Ford	37,039	38,055	36,335	35,332
Delaware Basin	19,783	2,151	17,522	2,284
Other	255	10,813	326	11,090
Total barrels of oil equivalent (Boe/d)	57,077	51,019	54,183	48,706

Realized prices -
Crude oil ($ per Bbl)	$66.70	$46.67	$65.17	$47.90
NGLs ($ per Bbl)	$24.93	$17.19	$23.96	$17.71
Natural gas ($ per Mcf)	$2.40	$2.35	$2.59	$2.30

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS - AS OF AUGUST 1, 2018
(Unaudited)

CRUDE OIL

		Volume	Sub-Floor Price	Floor Price		Ceiling Price
Period	Type of Contract	(Bbls/d)	($/Bbl)	($/Bbl)		($/Bbl)
Q3 2018	Fixed Price Swaps	6,000		$49.55
	Three-Way Collars	24,000	$39.38	$49.06		$60.14
	Basis Swaps	18,000		$5.11	(1)
	Basis Swaps	6,000		($0.10)	(2)
	Net Sold Call Options	3,388				$71.33

Q4 2018	Fixed Price Swaps	6,000		$49.55
	Three-Way Collars	24,000	$39.38	$49.06		$60.14
	Basis Swaps	18,000		$5.11	(1)
	Basis Swaps	6,000		($0.10)	(2)
	Net Sold Call Options	3,388				$71.33

Q1 2019	Three-Way Collars	15,000	$41.00	$49.72		$62.48
	Basis Swaps	3,000		($3.83)	(2)
	Net Sold Call Options	3,875				$73.66

Q2 2019	Three-Way Collars	15,000	$41.00	$49.72		$62.48
	Basis Swaps	3,000		($3.83)	(2)
	Net Sold Call Options	3,875				$73.66

Q3 2019	Three-Way Collars	15,000	$41.00	$49.72		$62.48
	Basis Swaps	3,500		($4.18)	(2)
	Net Sold Call Options	3,875				$73.66

Q4 2019	Three-Way Collars	15,000	$41.00	$49.72		$62.48
	Basis Swaps	11,000		($3.84)	(2)
	Net Sold Call Options	3,875				$73.66

FY 2020	Net Sold Call Options	4,575				$75.98

(1)	Represents the fixed premium between LLS prices and WTI prices at Cushing, Oklahoma.

(2)	Represents the fixed discount between WTI prices at Midland, Texas and WTI prices at Cushing, Oklahoma.

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS - AS OF AUGUST 1, 2018
(Unaudited)
(Continued)

NATURAL GAS LIQUIDS

			Volume	Fixed Price (1)
Period	Product Stream	Type of Contract	(Bbls/d)	($/Bbl)
Q3 2018	Ethane	Fixed Price Swaps	2,200	$12.01
	Propane	Fixed Price Swaps	1,500	$34.23
	Butane	Fixed Price Swaps	200	$38.85
	Isobutane	Fixed Price Swaps	600	$38.98
	Natural Gasoline	Fixed Price Swaps	600	$55.23

Q4 2018	Ethane	Fixed Price Swaps	2,200	$12.01
	Propane	Fixed Price Swaps	1,500	$34.23
	Butane	Fixed Price Swaps	200	$38.85
	Isobutane	Fixed Price Swaps	600	$38.98
	Natural Gasoline	Fixed Price Swaps	600	$55.23

(1)	The fixed prices of the Company’s natural gas liquids derivative contracts are based on the OPIS Mont Belvieu Non-TET reference prices for the applicable product stream.

NATURAL GAS

		Volume	Floor Price	Ceiling Price
Period	Type of Contract	(MMBtu/d)	($/MMBtu)	($/MMBtu)
Q3 2018	Fixed Price Swaps	25,000	$3.01
	Sold Call Options	33,000		$3.25

Q4 2018	Fixed Price Swaps	25,000	$3.01
	Sold Call Options	33,000		$3.25

FY 2019	Sold Call Options	33,000		$3.25

FY 2020	Sold Call Options	33,000		$3.50

CARRIZO OIL & GAS, INC.
THIRD QUARTER AND FULL YEAR 2018 GUIDANCE SUMMARY

	Third Quarter 2018	Full Year 2018
Daily Production Volumes (Boe/d)	62,000 - 63,000	58,700 - 60,100
Crude oil	65%	65% - 67%
NGLs	17%	16% - 17%
Natural gas	18%	17% - 18%

Unhedged Commodity Price Realizations
Crude oil (% of NYMEX oil)	95.0% - 97.0%	N/A
NGLs (% of NYMEX oil)	38.0% - 40.0%	N/A
Natural gas (% of NYMEX gas)	80.0% - 82.0%	N/A

Cash paid for derivative settlements, net ($MM)	($28.5) - ($24.5)	N/A

Costs and Expenses -
Lease operating ($/Boe)	$6.75 - $7.25	$7.15 - $7.50
Production taxes (% of total revenues)	4.75% - 5.00%	4.70% - 4.90%
Ad valorem taxes (% of total revenues)	1.25% - 1.75%	1.10% - 1.50%
Cash general and administrative, net ($MM)	$10.0 - $10.5	$52.5 - $53.5
Depreciation, depletion and amortization ($/Boe)	$13.75 - $14.75	$13.75 - $14.50
Interest expense, net ($MM)	$15.8 - $16.8	N/A

Capital Expenditures -
Drilling, completion, and infrastructure ($MM)	N/A	$800.0 - $825.0
Interest ($MM)	$8.0 - $8.5	N/A